EX-10.1

SEVERANCE AND RELEASE AGREEMENT

This SEVERANCE AND RELEASE AGREEMENT (this “Agreement”) is entered into by and between SHOE CARNIVAL, INC. (the “Company”) and TIMOTHY BAKER (“Baker”).

Recitals

A.Baker has been employed with the Company pursuant to that Amended and Restated Employment and Non-Competition Agreement dated December 11, 2008, between Baker and the Company (the “Employment Agreement”).  The Company has terminated Baker’s employment without Cause in accordance with Section 5.2 of the Employment Agreement.  Pursuant to the terms of the Employment Agreement, the Company’s obligation to pay, and Baker’s right to receive, certain severance benefits in accordance with Section 5.6.2 of the Employment Agreement is conditional on Baker’s entering into this Agreement.

B.In consideration of Baker’s release and waiver of any and all claims he may have against the Company Released Parties (as defined in Section 6 below), the Company is willing to provide Baker with certain severance benefits in accordance with the terms of Section 5.6.2 of the Employment Agreement, as set forth in this Agreement.

Agreement

In consideration of the Employment Agreement and the covenants and promises hereby provided, the Company and Baker agree as follows:

Section 1.Separation of Employment.  Baker’s employment with the Company has been terminated by the Company without Cause effective April 3, 2021 (the “Employment Separation Date”) in accordance with Section 5.2 of the Employment Agreement.  The Company will pay Baker his earned, unpaid Base Salary through the Employment Separation Date (such earned, unpaid salary hereinafter referred to as the “Final Wages”).  The Company will pay Baker the Final Wages on the Company’s next regular payroll date after the Employment Separation Date.  The Company will also pay Baker, within thirty (30) days after the Employment Separation Date, a lump sum payment equal to fifty-five percent (55%) of the product of (i) times (ii), where (i) is Baker’s annual Base Salary for the 2021 fiscal year, and (ii) is a fraction, the numerator of which is the number of days elapsed in such fiscal year through the date of termination and the denominator of which is 365 (the “Prorated Bonus Payment”). The Company and Baker agree that the Prorated Bonus Payment will be in the gross amount of Fifty-Three Thousand Three Hundred Eighty-Seven Dollars and Fifty-Eight Cents ($53,387.58) [calculated as follows: $562,380.00 x 0.55 x 63/365 = $53,387.58].  Baker acknowledges that, except for the Final Wages and the Prorated Bonus Payment, the Company has paid Baker all wages and other compensation to which Baker is entitled in connection with his employment with the Company and that, except as provided in this Agreement, Baker is not entitled to any additional compensation, including, without limitation, salary, commissions, wages, bonuses, or vacation pay from the Company.  Except for any applicable COBRA rights or as otherwise may be expressly provided in any applicable employee benefit plans, Baker’s eligibility to participate in, and/or Baker’s receipt of, all employee benefits terminated as of the Employment Separation Date.

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Consistent with the Company’s expense reimbursement policies, the Company will reimburse Baker for any unreimbursed business expenses that Baker reasonably has incurred in connection with his employment with the Company up to the Employment Separation Date provided that Baker submits such expenses together with such receipts and other documentation as required by the Company’s expense reimbursement policies within thirty (30) days after the Employment Separation Date.  The Company’s obligation to pay the Final Wages, the Prorated Bonus Payment and the unreimbursed business expenses is not contingent on Baker entering into this Agreement, and the Company will pay Baker the Final Wages, the Prorated Bonus and the unreimbursed business expenses regardless whether Baker enters into this Agreement.

Section 2.Severance Benefits Under Section 5.6.2 of the Employment Agreement.  Contingent on this Agreement becoming effective (as described in Section 7 below) and Baker’s compliance with his post-employment obligations and covenants under Section 6 and Section 7 of the Employment Agreement, the Company will, pursuant to Section 5.6.2 of the Employment Agreement, provide Baker with the following severance benefits:

a.The Company will pay Baker, within thirty (30) days after the Employment Separation Date, a lump sum payment equal to one hundred fifty percent (150%) of Baker’s Base Salary for the 2021 fiscal year (the “Severance Payment”).  The Company and Baker agree that the Severance Payment will be in the gross amount of Eight Hundred Forty-Three Thousand Five Hundred Seventy Dollars ($843,570.00).  The Severance Payment shall be subject to all applicable payroll tax withholdings.

b.The Company will pay Baker, within thirty (30) days after the Employment Separation Date, a lump sum payment in an amount equal to a total of (i) plus (ii), where (i) equals eighteen (18) times the monthly COBRA Premium Rate (which is the monthly amount charged, as of the Employment Separation Date, for COBRA continuation coverage under the Company’s group medical and dental plans for the coverage options and coverage levels applicable to Baker and his covered dependents immediately prior to the Employment Separation Date); and (ii) is an additional amount equal to the additional state and federal taxes that the Company determines Baker will incur as a result of the payment of the lump sum payment described in this subsection (the “Grossed-Up COBRA Stipend Payment”).  The Company and Baker agree that the Grossed-Up COBRA Stipend Payment will be in the gross amount of Twenty-Five Thousand Twelve Dollars ($25,012.00).  The Grossed-Up COBRA Stipend Payment shall be subject to all applicable payroll tax withholdings.

Section 3.Compliance with Code Section 409A. The intent of the parties hereto is that payments and benefits under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations issued thereunder (collectively “Code Section 409A”) (including without limitation the exemptions for short-term deferrals and separation pay due to involuntary separation from service), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and be administered in a manner consistent with such intent. To the extent payment and benefits under this Agreement are not so exempt, this Agreement (and any definitions hereunder) shall be interpreted and be administered to be in compliance with Code Section 409A. Nevertheless, the tax treatment of the benefits provided under the Agreement is not

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warranted or guaranteed. Neither the Company nor its officers, directors, managers, employees, attorneys or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Baker as a result of the application of Code Section 409A.   Any payments described in this Agreement that are due within the “short-term deferral period” (as defined in Code Section 409A) will not be treated as deferred compensation unless applicable law requires otherwise. If any amount to be paid or benefit to be provided to Baker pursuant to this Agreement constitutes deferred compensation subject to Code Section 409A, such payment or benefit shall be construed as a separate identified payment for purposes of Code Section 409A. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments to be made in connection with Baker’s separation from service would result in the imposition of any individual excise tax and late interest charges imposed under Code Section 409A, the payment will instead be made on the first business day after the earlier of: (a) the date that is six (6) months following such separation from service; and (b) the date of Baker’s death.

Section 4.Acknowledgment of Vesting of Unvested RSU’s.  As of immediately prior to the Employment Separation Date, Baker held Ten Thousand Five Hundred Six (10,506) unvested Restricted Stock Units granted March 31, 2020 pursuant to the Company’s 2017 Equity Incentive Plan (the “Unvested RSU’s”).  The Company acknowledges that the Unvested RSU’s immediately vested as of the Employment Separation Date in accordance with the terms of the Restricted Stock Unity Award Agreement pursuant to which the Company issued the Unvested RSU’s.

Section 5.Reaffirmation of, and Compliance with, Post-Employment Covenants and Obligations under Employment Agreement.  Baker hereby acknowledges and reaffirms his post-employment non-competition, non-disclosure and related restrictive covenants and obligations under Section 6 and Section 7 of the Employment Agreement.  If Baker breaches, or threatens to breach, any of the covenants or provisions set forth in Section 6 and Section 7 of the Employment Agreement, then in such event the Company shall have the right immediately and permanently to discontinue payment and provision of any of the severance compensation and benefits payable under Section 5.6.2 of the Employment Agreement ,as set forth in Section 2 of this Agreement.  Baker acknowledges and agrees that such remedy is in addition to, and not in lieu of, any and all other legal and/or equitable remedies that may be available to the Company in connection with Baker’s breach or threatened breach of the covenants or provisions of Section 6 or Section 7 of the Employment Agreement.

Section 6.General Release of Claims.  To the fullest extent permitted by applicable laws, Baker hereby generally, irrevocably and unconditionally releases and forever discharges and covenants not to sue the Company and all of its parents, subsidiaries and affiliated entities and all of its and their current and/or former employees, officers, members, shareholders, owners, directors, representatives, agents, insurers, attorneys, employee benefit plans and their fiduciaries and administrators, and all persons acting by, through, or under or in concert with any of them, both individually and in their representative capacities (collectively, including without limitation the Company, the “Company Released Parties”), from any and all complaints, claims, demands, liabilities, damages, obligations, injuries, actions or rights of action of any nature whatsoever, (including without limitation claims for damages, attorneys’ fees, interest and costs), whether known or unknown, disclosed or undisclosed, administrative or judicial, suspected or unsuspected, that exist in whole or in part as of the date Baker signs this Agreement, including,

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but not limited to, any claims based upon, arising out of or in any manner connected with Baker’s employment with the Company, the termination of Baker’s employment with the Company, the Employment Agreement and/or any acts, omissions or events occurring on or before the date Baker signs this Agreement.  Without limiting the generality of the foregoing, Baker acknowledges and agrees that the foregoing release/covenant not to sue is to be construed as broadly as possible and includes, but is not limited to, and constitutes a complete waiver of, any and all possible claims Baker has or may have against the Company Released Parties under or with respect to the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act), 29 U.S.C. § 621 et seq., the Civil Rights Act of 1964 and 1991, as amended, 29 U.S.C. § 2000(e), the Americans With Disabilities Act of 1990, as amended, 42 U.S.C. § 12,101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq., the National Labor Relations Act, 29 U.S.C. §151 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Indiana Civil Rights Law, and all other federal, state and local laws and statutes, all wrongful discharge or other state law claims and all contract claims or other theories of recovery as of the date Baker signs this Agreement; provided, however, Baker is not releasing or waiving (a) any claims or rights under this Agreement; (b) any vested rights under any employee benefit plan, (c) any rights or claims that cannot be waived by applicable law, or (d) any claim that may arise after the date Baker signs this Agreement.  Baker has been advised by the Company that this Agreement does not prohibit Baker from (x) filing an administrative charge or complaint with a governmental agency, such as the United States Equal Employment Opportunity Commission (“EEOC”), relating to Baker’s employment with the Company; or (y) participating in any investigation by the EEOC or other governmental agency; provided, however, Baker acknowledges and agrees that by this Agreement he is waiving and releasing, to the fullest extent permitted by law, any and all entitlement to any form of personal relief arising from such charge or complaint or any legal action relating to such charge or complaint.  If the EEOC, any other administrative agency or any other person brings a complaint, charge or legal action on Baker’s behalf against any of the Company Released Parties based on any acts, events or omissions occurring on or before the date Baker signs this Agreement, Baker hereby waives any rights to, and will not accept, any remedy obtained through the efforts of such agency or person.

Section 7.ADEA Advisements.  Baker acknowledges : (a)  the Company has advised Baker that by entering into this Agreement, Baker is waiving and releasing, among other claims, all claims against the Company Released Parties under the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act), 29 U.S.C. § 621 et seq., as of the date Baker signs this Agreement; (b) the Company has advised Baker to consult with an attorney prior to signing this Agreement; (c) the Company has advised Baker that he has up to twenty-one (21) days to consider and accept this Agreement by signing and returning this Agreement to the Company; (d) the Company has advised Baker that for a period of seven (7) days following Baker’s signing of this Agreement, Baker may revoke this Agreement by written notice to the Company; and (e) this Agreement will not become binding and enforceable until the seven-day revocation period has expired without Baker having exercised his right of revocation.

Section 8.Cooperation and Transition Assistance.  Baker agrees that for a period of six (6) months after the Employment Separation Date, he will, without any additional

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remuneration, cooperate with the Company in any work transition issues, including, without limitation, making himself reasonably available by phone and/or email, if requested, to answer questions or otherwise provide information concerning business transition issues or other business matters involving the Company. Baker further agrees and covenants that if, at any time, the Company desires Baker to provide any information or testimony relating to any judicial, administrative or other proceeding involving the Company, Baker will cooperate in making himself reasonably available for such purposes and will provide truthful information and/or testimony. The Company agrees to reimburse Baker for all necessary and reasonable out-of-pocket expenses he incurs in connection with such matters.  Should Baker be served with a subpoena in any legal proceeding relating to the Company, Baker agrees immediately to notify the Company of the subpoena and provide it with a copy of the subpoena, unless prohibited by applicable law.

Section 9.No Actions Commenced.  Baker represents and warrants that, as of the date of signing this Agreement:  (a) Baker has not filed or submitted any complaint, charge or action of any kind in any forum, judicial, administrative or otherwise, against any of the Company Released Parties which complaint, charge or action is currently pending against any of the Company Released Parties with the EEOC or any other federal, state or local governmental agency; and (b) Baker is not aware of any undisclosed or unresolved corporate or regulatory compliance issues involving the Company arising under any federal, state or local law.

Section 10.Return of Company Property.  Baker represents and covenants (a) that Baker has returned, or will immediately return, to the Company all property belonging to the Company, including, but not limited to, keys, access cards, credit cards, files, computer and accessories, equipment, computer disks or files, documents, electronic data in any storage medium, and/or any such other Company property in Baker’s possession or custody or under Baker’s control, and (b) that Baker has not retained, and will not retain, copies (hard copy or electronic) of any the Company’s files, documents or electronic data, or any abstracts or summaries of such information.

Section 11.No Admission.  This Agreement and the actions taken pursuant to this Agreement do not constitute an admission by either party of any wrongdoing or liability, and each party expressly denies any wrongdoing or liability.

Section 12.No Other Severance Benefits.  Baker acknowledges that, except as expressly provided in this Agreement, Baker is not entitled to any other severance payments or other benefits under any other agreement, plan or program that may be maintained by the Company, and Baker hereby waives any and all rights Baker may have under any such agreements, plans or programs.

Section 13.Entire Agreement; Modification.  This Agreement and the Employment Agreement constitute the entire agreement of the parties with respect to the subject matter addressed herein and supersedes any prior agreements, understandings or representations, oral or written, with respect to the subject matter addressed in this Agreement.  This Agreement may not be amended, supplemented, or modified except by a written agreement signed by both Baker and a duly authorized officer of the Company.

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Section 14.Severability.  If any provision or portion of this Agreement is determined by a court of competent jurisdiction to be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or invalidity of the remainder of this Agreement.  Should any covenant or provision of this Agreement be determined by a court of competent jurisdiction to be unenforceable or invalid for any reason, such covenant or provision shall be enforced to the maximum extent permitted by applicable law.

Section 15.Governing Law; Venue.  To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Indiana, notwithstanding any state’s choice-of-law or conflicts-of-law rules to the contrary. The Company and Baker agree that any legal action arising out of or relating to this Agreement shall be commenced and maintained exclusively before any appropriate state court of record in Vanderburgh County, Indiana, or in the United States District Court for the Southern District of Indiana, Evansville Division.  Further, the Company and Baker hereby consent and submit to the personal jurisdiction and venue of any appropriate state court of record in Vanderburgh County, Indiana, or in the United States District Court for the Southern District of Indiana, Evansville Division, and waive any right to challenge or otherwise object to personal jurisdiction or venue (including, without limitation, any objection based on inconvenient forum grounds) in any action commenced or maintained in such courts located in Vanderburgh County, Indiana, or in the United States District Court for the Southern District of Indiana, Evansville Division; provided, however, the foregoing shall not affect any applicable right a party may have to remove a legal action to federal court.

Section 16.Jury Trial Waiver.  EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 17.Construction.  This Agreement is the result of negotiations between the parties.  This Agreement shall be interpreted without any presumption or inference based upon or against the party causing this Agreement to be prepared.  The language of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any party.

Section 18.Counterparts.  This Agreement may be executed in one or more counterparts (or upon separate signature pages bound together into one or more counterparts), all of which taken together shall constitute but one agreement.  Signatures transmitted by facsimile or other electronic means (including, without limitation, pdf format or any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com) are acceptable the same as original signatures for execution of this Agreement.

Section 19.Acknowledgment.  Baker acknowledges that he has been given ample time to consider this Agreement, he has had the opportunity to consult with his own attorney or other advisors concerning this Agreement if he so chooses, and he is knowingly and voluntarily entering into this Agreement intending to be legally bound.

[Remainder of page intentionally left blank; signature page follows.]

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[Signature page for Severance and Release Agreement]

IN WITNESS WHEREOF, the Company and Baker have executed this Agreement on the date(s) indicated below.

BAKER			COMPANY

SHOE CARNIVAL, INC.

/s/ Timothy Baker		By:	/s/ Mark Worden
Timothy Baker
		Title:	President and Chief Customer Officer

Date:	March 18, 2021	Date:	March 18, 2021

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